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                                                                  EXHIBIT 23.1.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
QLogic Corporation:

     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814, 333-13137 and 333-66407) of QLogic Corporation of our report dated May 10, 2000, related to the consolidated balance sheets of QLogic Corporation and subsidiaries as of April 2, 2000 and March 28, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended April 2, 2000, and the related financial statement schedule, which report appears in the April 2, 2000, annual report on Form 10-K/A of QLogic Corporation.

                                         KPMG LLP

Orange County, California
July 28, 2000